EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Micromem Technologies Inc.

                We consent to the incorporation by reference in the Registration Statement on Form S-8 of Micromem Technologies Inc. of our report dated January 27, 2003 which report appears in the March 20, 2003 annual report on Form 20-F of Micromem Technologies Inc. Our report dated January 27, 2003, contains additional comments for U.S. readers on Canada - U.S. reporting difference that states that conditions and events exist which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements as at October 31, 2001 and for the year then ended and for the cumulative period from September 3, 1997 to October 31, 2001, have been incorporated by reference herein and were audited by other auditors who expressed opinions without reservation on those statements in their reports dated December 20, 1999 and November 16, 2001.

                                                                                                                        /s/ Ernst & Young LLP

                                                                                                                        Chartered Accountants

Toronto, Canada
January 23, 2004